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                                                                   EXHIBIT 10.40

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into this 31st day of July 2002, but is effective for all purposes as of the Commencement Date (as hereinafter defined), by and between FullNet Communications, Inc. (the "Company"), an Oklahoma corporation, and Timothy J. Kilkenny ("Kilkenny"), an individual.

                                   WITNESSETH:

         WHEREAS, the Company and Kilkenny desire to enter into a long-term employment agreement on the terms and conditions hereinafter provided;

         NOW, THEREFORE, for and in consideration of the conditions herein below to be performed on the part of the respective parties hereto, and in consideration of the mutuality thereof, the parties hereto agree as follows:

         1. Term of Employment. The Company hereby agrees to employ Kilkenny as Chairman of the Board and Chief Executive Officer of the Company, and Kilkenny hereby accepts such employment and agrees to serve the Company as its Chairman of the Board and Chief Executive Officer. The term of employment under this Agreement shall commence on January 1, 2002 (the "Commencement Date), and shall continue through December 31, 2004; provided, however, the term of this agreement shall automatically be extended for additional one-year terms, unless either party give notice of termination to the other on or before June 30 in the year of termination, commencing June 30, 2004 ("Period of Employment").

         2. Duties. Substantially all of the duties and responsibilities of Kilkenny, subject to such travel as the duties of Kilkenny hereunder may reasonably require, shall be performed by Kilkenny at and from the corporate offices of the Company in Oklahoma City, Oklahoma.

         2.1 Time and Best Efforts. During the term of employment hereunder, Kilkenny shall be a full-time employee and shall devote his time, attention, skill, energy and best efforts as a full-time employee to the duties assigned to him from time to time as Chairman of the Board and Chief Executive Officer by the Board of Directors of the Company, which duties shall be of the general character referred to in Section 2.2, and shall, but without obligation hereunder, serve the Company in the other executive officer positions to which he may be elected or appointed by the Board of Directors of the Company, subject to acceptance by Kilkenny of such other executive officer position or positions. Notwithstanding the foregoing, Kilkenny may (i) engage in other business pursuits or other endeavors which do not conflict with his ability to perform his duties on a best efforts basis to the business interests of the Company and (ii) become a director of other corporations and engage in charitable, civic and other similar pursuits; provided, however, that such other business pursuits or other endeavors do not interfere with his devoting his best efforts to his duties to the Company or violate the duty of loyalty and care which Kilkenny has to the Company by reason of this Agreement or in his capacity as an executive officer of the Company.

         2.2 Supervision. As an employee and Chairman of the Board and Chief Executive Officer of the Company (and other executive officer positions held by Kilkenny), Kilkenny shall be responsible for the general management of the business operations of the Company which shall be subject to the overall supervision and instructions of the Board of Directors of the Company.



EMPLOYMENT AGREEMENT PAGE 1
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         3. Compensation and Other Benefits. During the Period of Employment,
the Company shall pay or provide to Kilkenny, and Kilkenny shall be entitled to receive or have maintained for his benefit, for his services such compensation as the Board of Directors shall fix from time to time, but not less than the following amounts and benefits:

         3.1 Regular Compensation. The salary paid by the Company to Kilkenny under this Section 3.1 shall be not less than $6,250 per month, such monthly salary shall be subject to not less than a five percent (5%) increase, on each January 1 during the Period of Employment, based upon the monthly compensation paid Kilkenny during the month of December immediately preceding the applicable January 1. Payment of such salary shall be made in installments in accordance with the Company's compensation payments to its other employees. Salary paid in accordance with this Section 3.1 shall be considered Kilkenny's "regular compensation."

         3.2 Bonus Compensation. In addition to regular compensation, Kilkenny shall be eligible for annual bonuses that are not guaranteed and are to be determined by the Company's Board of Directors.

         3.3 Grant of Stock Options. From time to time the Company may grant stock options to its executive officers as determined by the Board of Directors (or the Compensation Committee and/or Stock Option Committee established by the Board of Directors). To the extent that stock options are granted by the Board of Directors (or the Compensation Committee and/or Stock Option Committee established by the Board of Directors) to its executive officers, Kilkenny shall be deemed to be a member of the group to which stock options are granted, and his stock option grants shall be determined in the same manner as are the stock option grants of other executives in the group. In no event shall this Agreement have any effect upon the stock options granted to Kilkenny prior to the date of execution of this Agreement.

         3.4 Entertainment, Travel and Similar Expense Reimbursement. Kilkenny is hereby authorized to incur reasonable expenses for the promotion of the Company's business, including entertainment, travel, lodging, meals, and similar expenses, and he shall be reimbursed therefore, by the Company upon his presentation of itemized accounts of such expenditures.

         3.5 Health, Dental, and Disability Insurance Arrangements and Programs. The Company shall provide to Kilkenny (including coverage of the dependents of Kilkenny) health, medical, dental, and disability insurance benefits comparable to those provided to the executive officers of the Company either as a group or individually.

         3.6 Vacation and Leave; Holidays. Kilkenny shall be entitled to (i) vacation leave with pay (at his regular compensation rate at the time such vacation leave is taken) during each calendar year of the Period of Employment, and (ii) reasonable periods of sick leave with pay (at his regular compensation rate at the time such sick leave is taken) commensurate with his position, in accordance with Company policy as established by the Board of Directors. Any annual vacation leave not taken by Kilkenny during a calendar year shall accumulate, and, at the option of Kilkenny, he may elect to receive his vacation compensation (at his regular compensation rate at the time of such election) in lieu of taking vacation leave. Kilkenny shall be entitled to all paid holidays observed by the Company.

         3.7 Automobile and Cellular Phone. At Kilkenny's sole option, the Company shall (i) pay to Kilkenny an automobile allowance of seven hundred dollars ($700) per month, payable on the first day of each month, or (ii) the use of a Company owned or leased automobile, the make and model to be selected and determined in Kilkenny's sole discretion and pay all costs and expenses



EMPLOYMENT AGREEMENT PAGE 2
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         of operation, including without limitation insurance (in such amounts as mutually agreed upon by Kilkenny and the Company), gasoline, repairs, maintenance. Furthermore, and the Company shall provide to Kilkenny, at the sole cost and expense of the Company, a cellular phone to assist Kilkenny in the performance of his duties and responsibilities as an executive officer and employee of the Company.

         3.8 Life Insurance. The Company shall provide to Kilkenny and maintain term insurance, at the Company's sole cost and expense, covering the life of Kilkenny in the face amount of $500,000 (the "Life Insurance Policy"), the proceeds of which shall be payable to such beneficiary that Kilkenny shall designate or, in the event of failure to designate a named beneficiary, shall be payable to the estate of Kilkenny. Upon expiration of the Period of Employment, the Company shall assign and transfer to Kilkenny, without any payment therefore by Kilkenny, the Life Insurance Policy in the event ownership thereof is not maintained in the name of Kilkenny.

         3.9 No Limitation on Other Obligations of Company. No regular compensation or bonus compensation payment or the providing of any other compensation benefits to Kilkenny pursuant to this Agreement shall in any way limit or reduce any other obligation of the Company to Kilkenny as an employee of the Company. Kilkenny shall be entitled to participate in and receive benefits under any employee benefit plan or arrangement made available by the Company (both as of the effective date of this Agreement as well as in the future) to its employees or to any executive officer of the Company.

         3.10 Employment Termination. In the event of (i) a termination (as defined below) of Kilkenny's employment with the Company prior to the end of the Period of Employment, or (ii) termination of Kilkenny's employment at the end of the Period of Employment, the Company shall pay or provide the following:

                  3.10.1 Lump Sum Payment of Regular Compensation and Bonus Compensation. The Company shall pay to Kilkenny (i) in a lump sum an amount equal to the regular compensation payments for the remainder of the Period of Employment at the salary rate of regular compensation as provided in Section 3.1 to which Kilkenny would have been entitled if Kilkenny had remained in the employ of the Company for the remainder of the Period of Employment, (ii) the automobile allowance, in such amount and payable in accordance with and as provided by Section 3.7 during the remainder of the Period of Employment, and (iii) payment of the insurance premiums on the policies of insurance required to be maintained by the Company in accordance with and as provided by Sections 3.8 and 4.1 during the remained of the Period of Employment. The lump sum payment pursuant to (i) of this Section 3.10.1 shall be paid to Kilkenny on or before the date of termination of Kilkenny's employment pursuant to
                  Section 3.10.

                  3.10.2 Incentive Compensation and Stock Options. The Company shall provide Kilkenny with the following (or the value thereof):

                           (i) incentive compensation (including, but not limited to, the right to receive and exercise stock options and stock appreciation rights and to receive restricted stock and grants thereof and similar incentive compensation benefits) to which Kilkenny would have been entitled under all incentive compensation plans maintained by the Company if Kilkenny had remained in the employ of the Company for the remainder of the Period of Employment; and



EMPLOYMENT AGREEMENT PAGE 3
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                           (ii) the employee benefits (including, but not
                           limited to, coverage under medical, dental, disability and life insurance arrangements or programs) to which Kilkenny would have been entitled under all employee benefit plans, programs and arrangements maintained by the Company in the event Kilkenny had remained employed by the Company for the remainder of the Period of Employment.

                  3.10.3 Release of Personal Liability for the Company's Liabilities. The Company shall obtain the complete release of Kilkenny from all personal liability for any and all of the Company's debts, including but not limited to leases and promissory notes, and provide Kilkenny with acceptable proof (as determined in Kilkenny's sole discretion) of said release no later than ten business days prior to the last day of Kilkenny's employment by the Company.

                  3.10.4 Lump Sum Payment of Other Amounts Due Kilkenny. The Company shall pay to Kilkenny in a lump sum an amount equal to the sum of (i) all accrued but unpaid compensation that has been previously deferred due to the Company's financial difficulties, (ii) all amounts advanced and/or loaned by Kilkenny to the Company, and (iii) any and all other amounts due Kilkenny. The Company shall pay the lump sum payment pursuant to this Section 3.10.4 to Kilkenny on or before the last day of Kilkenny's employment.

         3.11 Termination and Cause Defined. The term "termination" shall mean termination by the Company, upon 60 days' prior written notice to Kilkenny, of the employment of Kilkenny with the Company for any reason other than cause (as defined below), or resignation of Kilkenny upon the occurrence of either (i) a significant change in the nature or scope of Kilkenny's authorities or duties from those described in
         Section 2, a reduction in his compensation or breach by the Company of any other provision of this Agreement, (ii) a reasonable determination by Kilkenny that, as a result of a change in circumstances regarding his duties, he is unable to exercise his authorities, powers, functions or duties attached to his executive officer position or positions with the Company as contemplated in Section 2, or (iii) a change in control within the meaning of Section 3.12. The term "cause" means gross misconduct materially injurious to the Company or willful and material breach of this Agreement by Kilkenny that results in material injury to the Company.

         3.12 Change of Control Defined. For purposes of this Agreement, each of the following specified events shall be deemed a "change of control":
         (i) any third person, including a "group" as defined in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of shares of the Company or of proxies or other rights pertaining to the Company which carry 25 percent or more of the total number of votes for the election of the Board of Directors of the Company or with respect to a merger, consolidation or sale; (ii) as result of, or in connection with, any cash tender offer, merger, or other business combination of the foregoing, the persons who were directors of the Company immediately prior to such event cease to constitute a majority of the Board of Directors of the Company; (iii) the approval of an agreement providing either for a transaction or series of transactions by which the Company will cease to be an independent publicly-owned company or for a sale, lease or other disposition of all or substantially all of the assets of the Company; (iv) the determination by Kilkenny, in his sole discretion, that a Change of Control has occurred; or following any public offering of securities of the Company during any period of 24 consecutive months the persons who were members of the Company's Board of Directors at the commencement of the period cease for any reason to constitute a majority of the Company's Board of Directors.



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         4. Disability or Death.

         4.1 Disability. The Company shall provide and maintain, at its sole cost and expense, a policy of disability insurance covering the sickness, disability or incapacity of Kilkenny (the "Disability Policy"), the terms, extent of coverage (including the nature of disabilities cover thereby) and the issuer thereof shall be within the sole discretion of Kilkenny. In no event shall the Disability Policy provide for a monthly disability payment to Kilkenny of less than $5,000 per month in the event of his disability within the meaning of the Disability Policy. During any period from the date of the commencement of period that Kilkenny's is absent from work due to sickness, disability or incapacity and until commencement of his receipt of payments of the monthly disability benefits under the Disability Policy, Kilkenny shall continue to be entitled to receive and the Company shall pay and provide his regular compensation, bonus compensation and the other compensation and benefits, in accordance with and as provided in Sections 3.1 through 3.8 during the remaining Period of Employment. The Company hereby agrees and acknowledges that the Company undertakes and assumes the risk of all such disability, incapacity or inability of Kilkenny during the Period of Employment (except to the extent such risk is insured against pursuant to the Disability Policy) to perform the services contemplated by Section 2 by reason of sickness, disability, incapacity or other inability. Upon expiration of the Period of Employment, the Company shall assign and transfer to Kilkenny, without any payment therefore by Kilkenny, the Disability Policy in the event ownership thereof is not maintained in the name of Kilkenny.

         4.2 Death. In the event Kilkenny shall die during the period Kilkenny is employed by the Company pursuant to this Agreement, this Agreement shall terminate effective on the last day of the month following the date of death, and the Company shall pay to the wife of Kilkenny, or if unmarried at the time of his death, to the estate of Kilkenny, the regular compensation and bonus compensation payable to Kilkenny pursuant to Sections 3.1 and 3.2 and for a period of three (3) months following the effective date of such employment termination pursuant to this Section 4.2, payable on the dates provided for such compensation payment there under.

         4.3 Accrued Compensation; Benefits; Reimbursement. In the event of termination of this Agreement pursuant to Section 4.1 and/or Section
         4.2 of this Agreement, Kilkenny (or his wife or if unmarried on the date of his death his estate) shall be entitled to receive accrued and unpaid expense reimbursements, automobile allowance and any unpaid bonus amounts awarded to Kilkenny prior to such termination and stock option grants awarded to Kilkenny prior to such termination exercisable in accordance with the terms of such stock option grants, as well as the benefits set forth Sections 3.10.3 and 3.10.4.

         5. Termination for Cause. In the event the Board of Directors of the Company determines in good faith that Kilkenny is guilty of willful misconduct or gross negligence materially injurious to the Company in the performance of the services contemplated by this Agreement, the Company shall have the right, by resolution unanimously adopted by all members (other than Kilkenny) of the Board of Directors of the Company, to terminate this Agreement at the end of any month by giving not less than 60 days' prior written notice to Kilkenny of its election to so terminate this Agreement, and all obligations hereunder shall thereupon terminate thereafter, except for those obligations set forth in Sections 3.10.3 and 3.10.4.

         6. Non-Competition. During the period Kilkenny is employed by the Company pursuant to this Agreement, Kilkenny may engage in any other employment or pursuit of other endeavors which does not conflict with his ability to perform his duties to the business interests of the Company, provided that such other employment or pursuit of other endeavors does not violate the duty of loyalty and care which



EMPLOYMENT AGREEMENT PAGE 5
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Kilkenny has to the Company by reason of this Agreement or in his capacity as an executive officer of the Company.

         7. Confidentiality. During the period that Kilkenny is employed by the Company, and for a period of one year thereafter, Kilkenny will not divulge to anyone, other than the Company or persons designated by the Company in writing, any confidential material information directly or indirectly useful in any aspect of the business of the Company or any of its subsidiaries or affiliates, as conducted from time to time, as to which Kilkenny is now, or at any time during employment shall become, informed and which is not then generally known to the public or recognized as standard practice.

         8. Certain Provisions to Survive Termination; Etc. Notwithstanding any termination of his employment under this Agreement, Kilkenny, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of Section 7, and consequently, in addition to all other remedies that may be available to it, the Company shall be entitled to injunctive relief for any actual or threatened violation of such Sections.

         9. Non-Assignability. Neither party hereto shall have the right to assign this Agreement or any rights or obligations hereunder without the written consent of the other party.

         10. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the City of Oklahoma City in accordance with the laws of the State of Oklahoma by three arbitrators, one of whom shall be appointed by the Company, one by Kilkenny and the third by the two arbitrators appointed by the Company and Kilkenny. If the arbitrators appointed by the Company and Kilkenny cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States District Court of the Western District of Oklahoma. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section 10. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that is shall be necessary or desirable for Kilkenny to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of his rights under this Agreement, he shall be entitled to recover from the Company reasonable attorneys' fees and costs and expenses incurred by him in connection with the enforcement of said rights, regardless of the final outcome.

         11. Notice. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given forty-eight (48) hours after depositing in the United States mail, certified mail, postage prepaid, addressed to the party to receive such notice at the address set forth herein below or such other address as either party may give to the other in writing pursuant to written notice pursuant to this Section:

                  If to Kilkenny:           Mr. Timothy J. Kilkenny
                                            3131 SW 89th Street, Apt 15102
                                            Oklahoma City, OK 73159

                  If to the Company:        FullNet Communications, Inc.
                                            201 Robert S. Kerr Avenue, Suite 210
                                            Oklahoma City, OK 73102

         12. General. The terms and provisions herein contained (i) may be amended or modified only by a written instrument executed by the parties hereto, and (ii) shall be construed and enforced in accordance



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with the laws in effect in the State of Oklahoma without regard to its conflicts of law provisions. Failure by a party hereto to require performance of any provision of this Agreement shall not affect, impair or waive such party's right to require full performance at any time thereafter.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the 31st day of July, 2002.

"Company"                         FULLNET COMMUNICATIONS, INC.


                                  By:
                                     -------------------------------------------
                                     Roger P. Baresel, Chief Financial Officer




"Kilkenny"
                                  ----------------------------------------------
                                  Timothy J. Kilkenny



EMPLOYMENT AGREEMENT PAGE 7